Mail Stop 4720
                                                          September 21, 2018


Mr. Thomas W. Casey
Chief Financial Officer
LendingClub Corporation
71 Stevenson Street, Suite 1000
San Francisco, CA 94105

       Re:    LendingClub Corporation
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 22, 2018
              File No. 001-36771

Dear Mr. Casey:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Michael Volley

                                                          Michael Volley
                                                          Staff Accountant
                                                          Office of Financial
Services